Exhibit 3.2

RESTATED

CERTIFICATE OF INCORPORATION

OF GROUPON, INC.

Groupon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: The original name of the Corporation was ThePoint.com, Inc. and the date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 15, 2008.

TWO: The Sixth Amended and Restated Certificate of Incorporation was (i) duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and filed with the Secretary of State of the State of Delaware on October 31, 2011 and (ii) amended by the Corporation’s Board of Directors and its stockholders in accordance with Sections 228 and 242 of the DGCL pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 10, 2016 (as amended, the “Sixth Amended and Restated Certificate”).

THREE: This Restated Certificate of Incorporation (the “Restated Certificate”) only restates and integrates and does not further amend the provisions of the Sixth Amended and Restated Certificate, as amended by the Certificate of Retirement that was filed with the Secretary of State of the State of Delaware on October 31, 2016 (the “Amended Certificate), and was duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the DGCL. There is no discrepancy between the provisions of the Amended Certificate and the provisions of this Restated Certificate.

FOUR: Effective as of 4:01 p.m. Eastern Daylight Time on the date hereof, the text of the Amended Certificate is hereby integrated and restated in its entirety to read in full as follows:

ARTICLE I

The name of the Corporation is Groupon, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. Authorized Shares. This Corporation is authorized to issue 2,010,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below) and irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Rights of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4. [Reserved]

Section 5. Rights of Common Stock. Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one (1) vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares..

Section 6. [Reserved].

ARTICLE V

Section 1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 2. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation with or without cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only be the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the By-laws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Amendment of By-laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-laws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s By-laws. The Corporation’s By-laws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the above or any other provision of this Restated Certificate, the By-laws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the By-laws. No By-law hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such By-law had not been adopted, amended, altered or repealed.

Section 3. Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

Section 4. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Section 5. Special Meetings. Special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; (ii) the Chairman of the Board of Directors; (iii) the Chief Executive Officer of the Corporation; or (iv) the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote.

Section 6. Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided that stockholders may take action by written consent if the action to be effected by written consent and the taking of such action by written consent is approved in advance by resolution of the Board of Directors.

ARTICLE VII

Section 1. Director Exculpation. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) any transaction from which the director derived an improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or served or serves at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the By-laws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

Section 3. Vested Rights. Neither any amendment or repeal of any Section of this Article VII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Restated Certificate or the By-laws of the Corporation; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

ARTICLE IX

If any provision of this Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Restated Certificate, and the court shall replace such illegal, void or unenforceable provision of this Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Restated Certificate shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with, Article V, Article VI, Article VII or this Article IX.

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The foregoing Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 245 of the DGCL.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this 31st day of October 2016.

GROUPON, INC.

/s/ Dane Drobny
By:	Dane Drobny
Senior Vice President, General Counsel
and Corporate Secretary